(e)(2)

Amendment to Distribution Agreement

The Distribution Agreement dated February 17, 1999 between The Catholic Funds, Inc. and Catholic Financial Services Corporation is amended to add The Catholic Money Market Fund. This fund carries no sales charge but has a distribution (12b-1) fee of 5 basis points.

All other provisions of the agreement remain in full force and effect.


Dated this 31st day of August, 1999


Catholic Financial Services Corporation


By /s/ Joseph F. Wreschnig
title  Vice President, Secretary

The Catholic Funds, Inc.


By /s/ Allan G. Lorge
title      Pres.